Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 331-5465

Fax (248) 281-0940

20750 Civic Center Drive, Suite 418

Southfield, MI 48076

October 6, 2015

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Rich Pharmaceuticals, Inc.

Beverly Hills, California

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the use in the Form S-1A Post-Effective Amendment No. 1, Registration Statement Under the Securities Act of 1933, filed by Rich Pharmaceuticals, Inc. of our report dated September 16, 2014, relating to the financial statements of Rich Pharmaceuticals, Inc., as of and for the year ending March 31, 2014 and the reference to us under the caption “Interests of Named Experts”.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC

Southfield, Michigan